CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated September 20, 2010, relating to the financial statements and financial highlights which appear in the July 31, 2010 Annual Reports to Shareholders of the John Hancock Technical Opportunities Fund, John Hancock Global High Yield Fund and John Hancock Multi Sector Bond Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Policy Regarding Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
November 23, 2010